EXHIBIT A


     Agreement pursuant to Regulation Section 240.13(d-1)(f).

     Each of the undersigned hereby agrees and consents to the filing of a single Statement on Schedule 13D and any and all amendments thereto with the Securities and Exchange Commission, and any other regulatory authorities on behalf of all of the undersigned in connection with their beneficial ownership of securities of Paul Harris Stores, Inc. Each of the undersigned agrees that the undersigned is separately responsible for the completeness and accuracy of the information concerning the undersigned included in the Schedule 13D and any and all amendments thereto.

June 30, 1995                      KIRR, MARBACH & CO., LLC



                                   By /s/ David M. Kirr
                                     David M. Kirr, President



                                   /s/ David M. Kirr
                                   David M. Kirr



                                   /s/ Gregg T. Summerville
                                   Gregg T. Summerville